EXHIBIT 99.1

Property Lease Safety Agreement

Party A: Chengdu Yaguang Electronic Co., Ltd.

Party B: [handwritten:] Zetex (Chengdu) Electronics Ltd.

In order to strengthen the safety management of the leased property, Party A and Party B mutually agree to specially formulate this Safety Agreement through negotiation. This Safety Agreement is a duplicate of the "Property Lease Contract" and shall bear the same legal effect as it.

I. Responsibilities of Party A

1.Party A shall not lease out the property to units that are unable to provide the relevant proof of business registration, proof of identity of legal representative and letter of guarantee.

2.Party A must conclude the "Property Lease Contract" and "Safety Agreement" with Party B, and submit them to the safety committee office for filing.

3.Before use, Party A shall communicate the safety precautions with regard to the environment, water, electricity and other vital parts of the leased property to Party B in accordance with the content of this Agreement.

4.Party A shall have the right to regularly conduct safety inspections on the leased property and request for Party B to promptly eliminate any safety hazards discovered. In addition,

Party A shall actively assist Party B in resolving any safety issues put forward by Party B.

5.Party A must implement safety measures. Where Party A discovers that the lessee has committed or is suspected of criminal behavior, Party A shall promptly report it to the public security authority. Party A shall not harbor or cover up for incriminating proof of business registration, proof of identity of legal representative and letter of guarantee etc.

II. Responsibilities of Party B

1.Party B shall be responsible for the leased environment and its own daily safety, and shall provide the necessary proof of business registration, proof of identity of legal representative and letter of guarantee etc.

2.Party B is obligated to strengthen its learning and understanding of the relevant safety laws and regulations and safety knowledge, and shall carry out self-management and inspection according to the law.

3.Party B shall carry out inspection and verification on the environment and relevant facilities of the leased property requested by Party A before using it. In case of any problems, Party B shall promptly contact Party A. Once the property is put to use, the environment shall be deemed as safe for use.

4.Where Party B engages in production and business activities in the leased property, Party B must have the necessary saf ety conditions, safety facilities and equipment that are compliance with the relevant laws and regulations. and regulations in the industry, and must be equipped with the necessary safety equipment.

5.Party B shall not engage in pornography, gambling, drugs, and other activities that affect public order, and shall not affect the comprehensive management of public security. Upon the discovery of the aforementioned behaviors, Party A shall have the right to prematurely terminate the lease agreement and report it to the relevant department.

6.Party B shall voluntarily accept the inspections and management carried out by public security authorities, fire safety department, safety department, environmental protection department and other departments.

7.Where an accident occurs or personnel are injured due to a violation of the provisions and requirements related to safety management by Party B during the lease period, Party B shall be responsible for handling and resolving the issue in accordance with the law, and the consequences and economic losses incurred shall be borne by Party B.

III. Where an accident occurs or personnel are injured due to Party A's or Party B's failure to implement the content stipulated in the "Safety Agreement", the responsibilities shall be divided according to the relevant provisions of the law, and both parties shall negotiate to resolve the matter based on the law.

IV. Party A or Party A's supervising department shall have the right to conduct onsite inspections on the property and the implementation of the stipulations in the "Safety Agreement" at any time. Party A shall have the right to point out any safety hazards and request for Party B to rectify it in a timely manner, and the consequences and economic losses thus incurred shall be borne by Party B.

V. Both parties shall handle any matters that are not addressed in this Agreement through negotiation. In the event of a conflict between the content of this Agreement and the laws and regulations, as well as the regulations of the tobacco industry, the relevant regulations of the State or industry shall be implemented.

VI. Two copies shall be made of this Agreement, with Party A holding two copies and Party B holding one copy.

VII. This Agreement shall take effect on the day of signing (affixing of seals).

Signature of Party A (Affix Seal):

/s/Chengdu Yaguang Electronic Co., Ltd.

Signature of Party B (Affix Seal):

/s/Zetex (Chengdu) Electronics Ltd.

     (month)      (day),      (year)